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                                                                   Exhibit A



                     NON QUALIFIED STOCK OPTION AGREEMENT

        THIS AGREEMENT dated as of the ____ day of May, 1996, (the "Grant Date") is made and entered into by and between STEVEN MADDEN, LTD., a New York corporation with its principal offices located at 540 Broadway, New York, New York 10012 (the "Company") and Faye S. Weisberg whose address is 440 East 62nd Street, Apt 19F, New York, NY 10021 (the "Optionee").

                             W I T N E S S E T H:

        WHEREAS, the Board of Directors of the Company has approved the granting to the Optionee of the option to purchase certain shares of common stock, par value $.0001 per share ("Common Stock"); and

        WHEREAS, the Optionee desires to accept the grant of such option, subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, the Company and the Optionee hereby agree as follows:

        Section 1. Grant of Option. Subject to the provisions of this Agreement, the Company hereby grants to the Optionee an option (the "Option") to purchase from the Company at any time during the period commencing on the following Grant Date through



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and including November 2, 1997 (the "Termination Date") Thirty Thousand (30,000)
shares of Common Stock (the "Option Shares") at an exercise price of $5.50 per share (the "Exercise Price").

        Section 2. Termination of Options. To the extent not exercised, the Option shall terminate on the Termination Date.

        Section 3. Corporate Events. In the event of a proposed liquidation of the Company, a proposed sale of all or substantially all of its assets or its Common Stock, a proposed merger or consolidation, or a proposed separation or reorganization, the Board of Directors may declare that the Option shall terminate as of a date to be fixed by the Board of Directors; provided however, that not less than thirty (30) days preceding the date of such termination, the Optionee may exercise the Option in whole or in part. However, nothing set forth herein shall (i) extend the term set for purchasing the Option Shares or
(ii) give the Optionee any rights or privileges as a stockholder of the Company prior to Optionee's exercise of any of the Option Shares.

        Section 4. Exercise of Option. The Option may be exercised in whole or in part in accordance with the provisions of this Agreement by the Optionee's tendering the Exercise Price (or a proportionate part thereof if the Option is partially

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exercised) in immediately available funds.  The Company shall cooperate to the extent reasonably possible with the Optionee in an exercise pursuant to which all or part of the Option Shares will be sold simultaneously with the exercise of this Option with the broker-dealer participating in such sale being irrevocably instructed to remit to the Company (or its transfer agent) sufficient proceeds from the sale of such Option Shares to pay the exercise price and any withholding taxes. All documentation and procedures to be followed in connection with such a "cashless exercise" shall be approved in advance by the Company, which approval shall be expeditiously provided and not unreasonably withheld.

        Section 5. Shares Certificates. Upon receipt of payment in full of the Exercise Price, and after taking such steps as it deems necessary to satisfy any withholding tax obligations imposed upon it by any level of government, the Company will cause one or more stock certificates evidencing the Optionee's ownership of the Option Shares so purchased by the Optionee to be issued to the Optionee.

        Section 6. Restrictions; Registration Rights. The Option and the Option Shares have not been registered under the Securities Act of 1933, as amended (the "Act"). The Company


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agrees to use its best efforts to register the Option Shares on Form S-8 with the Securities and Exchange Commission within 90 days after the Grant Date. Such Option Shares may not be sold, transferred, pledged, assigned or otherwise disposed of at any time during the six (6) month period following the Grant Date.

        Section 7. Default of Optionee. Should the Optionee fail to pay the appropriate Exercise Price in connection with an exercise of this Option, the Option granted hereunder shall be null and void. This provision shall be in addition and not in lieu of any other remedies which the Company may have at law and/or in equity.

        Section 8. Adjustments and Corporate Reorganizations. If the outstanding shares of stock of the class then subject to this Option are changed into or exchanged for a different number or kind of shares or securities or other forms of property (including cash) or rights, as a result of one or more reorganizations, recapitalizations, spin- offs, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities or other forms of property (including cash) or rights for which this Option may thereafter



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be exercised, all without any change in the aggregate exercise price applicable to the unexercised portions of this Option, but with a corresponding adjustment in the exercise price per share or other unit. No fractional share of stock shall be issued under this Option or in connection with any such adjustment. Such adjustments shall be made by or under authority of the Company's board of directors whose determinations as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

        Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to this Option are changed into or exchanged for property (including cash), rights or securities not of the Company's issue, or any combination thereof, or upon a sale of substantially all the property of the Company to, or the acquisition of stock representing more than eighty percent (80%) of the voting power of the stock of the Company then outstanding by, another corporation or person, this Option shall terminate, unless provision be made in writing in connection with such transaction for the assumption of this Option, or the substitution for this Option of an option covering the stock of a

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successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments in accordance with the provisions hereinabove in this
Section 4 as to the number and kind of shares optioned and their exercise prices, in which event this Option shall continue in the manner and under the terms so provided.

        If this Option shall terminate pursuant to the next preceding paragraph, the Optionee or other person then entitled to exercise this Option shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of this Option, including the portions thereof which would, but for this Section 8 not yet be exercisable.

        Section 9.  Miscellaneous Provisions.

        (a) Notices. Unless otherwise specifically provided herein, all notices to be given hereunder shall be in writing and sent to the parties by certified mail, return receipt requested, which shall be addressed to each party's respective address, as set forth in the first paragraph of this Agreement, or to such other address as such party shall give to the other party hereto by a notice given in accordance with this Section and, except as otherwise provided in this Agreement, shall be effective when


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deposited in the United States mail properly addressed and postage prepaid.  If such notice is sent other than by the United States mail, such notice shall be effective when actually received by the party being noticed.

        (b) Assignment. This Agreement and the rights granted hereunder may not be assigned in whole or in part by Optionee except by will or the laws of descent and distribution, and the Option is exercisable during Optionee's lifetime only by the Optionee. This Agreement may be assigned by the Company without the consent of the Optionee.

        (c) Further Assurances. Both parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

        (d) Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa.

        (e) Captions. The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any of the provisions hereof.


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        (f)  Completeness and Modification.  This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the grant of stock options to the Optionee. This Agreement shall not terminated, except in accordance with its terms, or amended in writing executed by all of the parties hereto.

        (g) Waiver. The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

        (h) Severability. The invalidity or enforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

        (i) Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        (j) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, estate and personal representatives of the Optionee and upon the successors and assigns of the Company.

        (k)  Litigation-Attorney' Fees.  In connection with any



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litigation arising out of the enforcement of this Agreement or for its interpretation, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees, at the trial and all appellate levels form the other party hereto, who was an adverse party to such litigation.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth in the first paragraph of this Agreement above.

                                       STEVEN MADDEN, LTD.

                                       BY:_______________________________
                                          Steven Madden
                                          President


                                          _______________________________
                                          Faye S. Weisberg


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